FIRST AMENDMENT

TO

THIRD AMENDED AND RESTATED

INVESTMENT MANAGEMENT AGREEMENT

This FIRST amendment (the “Amendment”) to the Third Amended and Restated Investment Management Agreement is made as of the 29th day of January, 2018 by and between AQR Funds (“Trust”), on behalf of each Fund listed on Exhibit A, and AQR Capital Management, LLC (“AQR”).

WHEREAS, the parties hereto entered into a Third Amended and Restated Investment Management Agreement dated and effective as of January 29, 2017, as amended (the “Agreement”); and

WHEREAS, the parties hereto wish to amend Exhibit A of the Agreement in order to amend advisory fee terms with respect to the AQR International Equity Fund.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, Trust and AQR agree as follows:

1.	AMENDMENT OF EXHIBIT A. Exhibit A of the Agreement is hereby amended by deleting it in its entirety and replacing it with the Exhibit A attached hereto.

2.	Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AQR FUNDS	AQR CAPITAL MANAGEMENT, LLC

By: /s/ Nicole DonVito Name: Nicole DonVito	By: /s/ Brendan Kalb Name: Brendan Kalb
Title: Chief Legal Officer & Vice President	Title: Managing Director & General Counsel

EXHIBIT A

(Amended as of November 17, 2017)

Name of Series	Commencement Date	Advisory Fee
		Each fee will be based on the average daily net assets of the Fund managed by the Adviser, and calculated as described in Section 7 of the Agreement.

AQR Risk Parity Fund	June 10, 2010	0.75% on the first $1 billion of assets

		0.70% on assets in excess of $1 billion

AQR Diversified Arbitrage Fund	October 1, 2010	1.00%

AQR Multi-Strategy Alternative Fund	July 18, 2011	1.80%

AQR Long-Short Equity Fund	July 16, 2013	1.10%

AQR Managed Futures Strategy HV Fund	July 16, 2013	1.45%

AQR Style Premia Alternative Fund	October 30, 2013	1.35%

AQR Managed Futures Strategy Fund	January 5, 2010	1.05%

AQR Risk Parity II MV Fund	November 5, 2012	0.75% on the first $1 billion in assets

		0.725% on assets in excess of $1 billion up to $3 billion

		0.70% on assets in excess of $3 billion

AQR Risk Parity II HV Fund	November 5, 2012	0.95% on the first $1 billion in assets

		0.925% on assets in excess of $1 billion up to $3 billion

		0.90% on assets in excess of $3 billion

AQR Risk-Balanced Commodities Strategy Fund	July 9, 2012	0.80%

AQR Global Macro Fund	April 8, 2014	1.25%

AQR Equity Market Neutral Fund	September 17, 2014	1.10%

AQR Style Premia Alternative LV Fund	October 7, 2014	0.65%

AQR Large Cap Momentum Style Fund	July 9, 2009 (Class L); December 17, 2012 (Class N)	0.25%

AQR Small Cap Momentum Style Fund	July 9, 2009 (Class L); December 17, 2012 (Class N)	0.45%

AQR International Momentum Style Fund	July 9, 2009 (Class L); December 17, 2012 (Class N)	0.40%

AQR Emerging Momentum Style Fund	May 13, 2014	0.55%

AQR TM Large Cap Momentum Style Fund	January 27, 2012 (Class L), December 17, 2012 (Class N)	0.25%

AQR TM Small Cap Momentum Style Fund	January 27, 2012 (Class L), December 17, 2012 (Class N)	0.45%

AQR TM International Momentum Style Fund	January 27, 2012 (Class L), December 17, 2012 (Class N)	0.40%

AQR Large Cap Defensive Style Fund	July 9, 2012	0.25%

AQR International Defensive Style Fund	July 9, 2012	0.40%

AQR Emerging Defensive Style Fund	July 9, 2012	0.55%

AQR Large Cap Multi-Style Fund	March 26, 2013	0.30%

AQR Small Cap Multi Style Fund	March 26, 2013	0.50%

AQR International Multi-Style Fund	March 26, 2013	0.45%

AQR Emerging Multi-Style Fund	May 13, 2014	0.60%

AQR TM Large Cap Multi-Style Fund	February 12, 2015	0.30%

AQR TM Small Cap Multi-Style Fund	February 12, 2015	0.50%

AQR TM International Multi-Style Fund	February 12, 2015	0.45%

AQR TM Emerging Multi-Style Fund	February 12, 2015	0.60%

AQR Global Equity Fund	December 31, 2009	0.60%

AQR International Equity Fund	August 28, 2009	0.65%